Exhibit 10.5

Execution Version

SERIES E PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES E PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of March 8, 2018 by and among:

(1)                                 DouYu International Holdings Limited, an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”);

(2)                                 DouYu Network Inc., a company incorporated under the laws of the British Virgin Islands (the “BVI Subsidiary”);

(3)                                 Donyu Hongkong Limited (斗鱼（香港）有限公司), a company organized under the laws of Hong Kong (the “Hong Kong Subsidiary”);

(4)                                 Wuhan Douyu Internet Technology Co., Ltd. (武汉斗鱼网络科技有限公司), a company organized under the laws of the PRC (“Domestic Company I”);

(5)                                 Wuhan Ouyue Online TV Co., Ltd. (武汉瓯越网视有限公司), a company organized under the laws of the PRC (“Domestic Company II” and, together with Domestic Company I, each a “Domestic Company” and collectively “Domestic Companies”);

(6)                                 each of the companies listed on Schedule A attached hereto (together with the WFOE and the Domestic Companies, the “PRC Companies” and each a “PRC Company”);

(7)                                 Mr. Shaojie Chen (陈少杰), a PRC citizen with the PRC ID number of [               ] (“Founder I”), and Warrior Ace Holding Limited, an exempted company organized and existing under the Laws of the British Virgin Islands and wholly owned by Founder I (“FounderCo I”);

(8)                                 Mr. Wenming Zhang (张文明), a PRC citizen with the PRC ID number of [               ] (“Founder II”, together with Founder I, the “Founders” and each a “Founder”), and Starry Zone Investments Limited, an exempted company organized and existing under the Laws of the British Virgin Islands and wholly owned by Founder II (“FounderCo II”, together with FounderCo I, the “FounderCos” and each a “FounderCo”); and

(9)                                 Nectarine Investment Limited, a company organized under the laws of the British Virgin Islands (together with its permitted successors and assigns, the “Purchaser”).

The Company, the BVI Subsidiary, the Hong Kong Subsidiary, the PRC Companies, and any corporation, joint venture or other entity, directly or indirectly, Controlled by any of the foregoing or whose financial statements are intended to be consolidated with those of the Company may hereinafter be collectively referred to as the “Group Companies”, and each a “Group Company”.

The Group Companies, the Founders, the FounderCos and the Purchaser may hereinafter be collectively referred to as the “Parties”, and each a “Party”.

RECITALS:

A.            The Company is an exempted limited liability company established under the laws of the Cayman Islands on January 5, 2018.

B.            The Company is the sole shareholder of the BVI Subsidiary and the BVI Subsidiary is the sole shareholder of the Hong Kong Subsidiary, which will own 100% of the registered capital in the WFOE upon its establishment.

C.            The Founders, together with certain other Persons, collectively own 100% of the registered capital in Domestic Company I.  Mr. Shaojie Chen (陈少杰), one of the Founders, owns 100% of the registered capital in Domestic Company II.

D.            The WFOE will establish Control over the business and operation of each Domestic Company by the Captive Structure upon its establishment.

E.             The Parties and the relevant parties thereto will enter into a restructuring agreement as soon as practicable but in no event later than the Closing (the “Restructuring Agreement”), pursuant to which, among other things, on or prior to the Closing Date, all the steps under the Restructuring Agreement shall have been completed, including that (a) the Company will hold 100% of the issued and outstanding shares of the BVI Subsidiary and the BVI Subsidiary will hold 100% of the issued and outstanding shares of the Hong Kong Subsidiary, (b) the Hong Kong Subsidiary will own 100% of the registered capital of the WFOE, (c) the WFOE will Control each of the Domestic Companies by the Captive Structure, and (d) the original shareholders of Domestic Company I (or their respective Affiliates) will hold Ordinary Shares, Series Angel Shares, Series A Shares, Series B Shares, Series C Shares and Series D Shares (the restructuring under the Restructuring Agreement, the Restructuring Adjustment and any restructuring of the Group Companies that the Purchaser may reasonably request the Group Company to carry out prior to the Closing, the “Restructuring”).

F.              The Company desires to issue and sell to the Purchaser and the Purchaser desires to purchase from the Company 7,828,728 Series E Shares on the terms and conditions set forth in this Agreement.

THE PARTIES HEREBY AGREE AS FOLLOWS:

SECTION 1

INTERPRETATION

1.1                               Certain Defined Terms.  For the purpose of this Agreement, capitalized terms used in this Agreement (including the recitals) shall have the following meaning:

“Accounting Standards” means generally accepted accounting principles in the United States.

“Action” means any notice, charge, claim, action, complaint, petition, investigation, appeal, suit, litigation, grievance, inquiry or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any Applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, in relation to a person, any other person which, directly or indirectly, Controls, is Controlled by or is under the common Control of such person.  For the purposes of this Agreement, “Control” means, in relation to any person, having the power to direct the management or policies of such person, whether through the ownership of more than 50 percent (50%) of the voting power of such person, through the power to appoint a majority of the members of the board of directors or similar governing body of such person, or through contractual arrangements or otherwise, and references to “Controlled” or “Controlling” shall be construed accordingly.  In the case of the Purchaser, “Affiliate” shall also include (v) any general partner of either the Purchaser or any person which, directly or indirectly, Controls, is Controlled by or is under the common Control of the Purchaser, (w) any limited partner of either the Purchaser or any person which, directly or indirectly, Controls, is Controlled by or is under the common Control of the Purchaser, in each case where such limited partner holds, directly or indirectly, more than 50 percent (50%) of the limited partnership interests, (x) the fund manager managing either the Purchaser or any person which, directly or indirectly, Controls, is Controlled by or is under the common Control of the Purchaser (and general partners and limited partners (which hold, directly or indirectly, more than 50 percent (50%) of the limited partnership interests) thereof) and other funds managed by such fund manager, (y) funds managed by any of the Purchaser’s Affiliates and the general partners of such funds, and (z) trusts Controlled by or for the benefit of any such person referred to in (v), (w), (x) or (y).

“Applicable Laws” means, with respect to a person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Governmental Authority or stock exchange that is applicable to such person.

“Associate” means, with respect to any person, (i) a corporation or organization (other than the Group Companies) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of Equity Securities of such corporation or organization, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar capacity, or (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such Person.

“Articles of Association” means the amended and restated memorandum and articles of association of the Company substantially in form attached hereto as Exhibit A to be adopted at the Closing.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than a Saturday or Sunday or public holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, the British Virgin Islands or the Cayman Islands.

“Cai SPV” means Aodong Investments Limited, a company incorporated and existing under the laws of the British Virgin Islands.

“Charter Documents” means, with respect to a particular legal entity, the articles or certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment and Financing and Round Trip Investment via Special Purpose Companies [Huifa (2014) No. 37] (关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知[汇发(2014)37 号]) issued by SAFE on 14 July 2014.

“Deed of Adherence” means the deed of adherence to be entered into by WFOE prior to the Closing in the form attached hereto as Exhibit C.

“Disclosure Schedule” means the Disclosure Schedule set forth in Schedule E from the Warrantors to the Purchaser in relation to the representations and warranties set forth in Section 5 having the same date as this Agreement and delivered to the Purchaser prior to or upon the execution of this Agreement.

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect.

“Equity Securities” means, with respect to any person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP” means an employee share option plan to be adopted by the Board and consented by the Purchaser pursuant to Section 6.10 hereof, under which the Company will reserve a total amount of 2,106,321 Ordinary Shares for issuance to current or previous officers, directors, employees or consultants of the Group Companies.

“Fenghuang Fuju” means Phoenix Fuju Limited, a company incorporated and existing under the laws of the British Virgin Islands.

Governmental Authorities” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or anybody that exercises the function of a regulator.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Key Employee” means all employees of the Group Companies listed on Schedule B and any new key employees of the Group Companies employed after the date hereof with positions of president, chief executive officer, chief financial officer, chief operating officer, chief technical officer, any other managers reporting directly to any Group Company’s board of directors, and any other employee with the title of “vice president” or higher and any other employees with responsibilities similar to any of the foregoing.

“Liabilities” means, with respect to any person, all liabilities, obligations and commitments of such person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Linzhi” means 林芝利创信息技术有限公司, a company established under the laws of the PRC and a shareholder of Domestic Company I.

“Material Adverse Effect” means (i) any event, matter, fact, condition, change, development or circumstance which is, or is reasonably likely to be, individually or together with other event, matter, fact, condition, change, development or circumstance, materially adverse to the business, operations, result of operations, properties, assets, employees, Liabilities (including contingent liabilities), condition (financial, trading or otherwise) or financial results of the Group taken as a whole, (ii) material impairment of the ability of any Party (other than the Purchaser) to perform the material obligations of such Party under any Transaction Documents or (iii) material impairment of the validity or enforceability of this Agreement or any other Transaction Document against any Party hereto or thereto (other than the Purchaser), including any events that result to (a) suspension for more than three (3) months or termination of the business of the Group or any Group Company, (b) failure of the Group or any Group Company to perform majority of its business contracts, (c) the revocation or cancellation of any approval, permit or license already obtained by the Group or any Group Company and necessary to conduct its business, or (d) any material adverse effects to the continuous business operation of the Group or any Group Company and the loss of more than ten percent (10%) of the audited gross assets of the Group or such Group Company.

“Offshore Sequoia” means the holder of all the Series A Preferred Shares issued and outstanding immediately after the Closing.

“Ordinary Shares” means the ordinary shares of par value US$0.0001 each in the share capital of the Company.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement, the Special Administrative Regions of Hong Kong and Macao and the territory of Taiwan.

“Preferred Shares” means the Series Angel Shares, the Series A Shares, Series B Shares, Series C Shares, Series D Shares and Series E Shares.

“Principal Business” means the business of live video streaming on the Internet. “Prior Financing Documents” means the documents listed in Schedule G hereto.

“Related Party” means any Affiliate, officer, director, supervisory board member, employee, or holder of any Equity Security of any Group Company, and any Affiliate of any of the foregoing.

“Renminbi” or “RMB” means the lawful currency of the PRC.

“SAFE Rules and Regulations” means collectively, the Circular 37 and any other applicable SAFE rules and regulations.

“SAIC” means the State Administration of Industry and Commerce of the PRC or, with respect to the issuance of any business license or filing or registration to be effected by or with the State Administration of Industry and Commerce, any Governmental Authority which is similarly competent to issue such business license or accept such filing or registration under the laws of the PRC.

“SAPPRFT” means the State Administration of Press, Publication, Radio, Film and Television of the PRC.

“Security Holder” means holder or beneficial owner of an Equity Security of a Group Company.

“Series Angel Shares” means the series Angel redeemable convertible preferred shares of par value of US$0.0001 each in the share capital of the Company having the rights, powers and preferences set forth in the Articles of Association.

“Series A Shares” means the series A redeemable convertible preferred shares of par value US$0.0001 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series B Shares” means any and/or all of Series B-1 Shares, Series B-2 Shares, Series B-3 Shares and Series B-4 Shares.

“Series B-1 Shares” means the series B-1 redeemable convertible preferred shares of par value US$0.0001 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series B-2 Shares” means the series B-2 redeemable convertible preferred shares of par value US$0.0001 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series B-3 Shares” means the series B-3 redeemable convertible preferred shares of par value US$0.0001 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series B-4 Shares” means the series B-4 redeemable convertible preferred shares of par value US$0.0001 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series C Shares” means any and/or all of Series C-1 Shares and Series C-2 Shares. “Series C-1 Shares” means the series C-1 redeemable convertible preferred shares of par value US$0.0001 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series C-2 Shares” means the series C-2 redeemable convertible preferred shares of par value US$0.0001 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series D Shares” means the series D redeemable convertible preferred shares of par value US$0.0001 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Series E Shares” means the series E redeemable convertible preferred shares of par value US$0.0001 each in the share capital of the Company having the rights, powers and preferences set out in the Articles of Association.

“Shanghai Qingcheng Transfer” means the transfer of the 0.421% equity interest of Domestic Company I (represented by its registered capital equal to RMB94,065) from Shanghai Qingcheng Investment Centre L.P. (上海擎承投资中心（有限合伙）) to Founder I.

“Shareholders Agreement” means the shareholders agreement substantially in form attached hereto as Exhibit B to be entered into among the Purchaser, the Founders, the FounderCos, the Company and certain other parties thereto.

“Shares” means any of the Preferred Shares and the Ordinary Shares.

“Subsidiary” means, with respect to a specific entity, (i) any entity (x) more than fifty percent (50%) of whose shares or other interests entitled to vote in the election of directors or (y) more than a fifty percent (50%) of whose interests in the profits or capital of such entity are owned or Controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any entity whose profit and loss and net earnings are consolidated with the profit and loss and net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with the Accounting Standards; and (iii) any entity with respect to which the subject entity has the power to otherwise direct the business, management and policies (with respect to operational or financial control or otherwise) of that entity directly or indirectly through another Subsidiary, any contractual arrangement or otherwise (for the avoidance of doubt, each Domestic Company, all the direct and indirect Subsidiaries of each PRC Domestic Company shall be regarded as Subsidiaries of the Company).

“Tax” means any form of taxation, levy, duty, charge, contribution, or withholding of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, any national, provincial, municipal or local government or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Trade Sale” means (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, (ii) a transfer or an exclusive licensing of all or substantially all of the intellectual property of the Company, (iii) a sale, transfer or other disposition of a majority of the issued and outstanding share capital of the Company or a majority of the voting power of the Company; or (iv) a merger, consolidation or other business combination of the Company with or into any other business entity in which the shareholders of the Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity.

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Articles of Association, the Control Documents, the Restructuring Agreement, the Director Indemnification Agreement, and other agreements and document with respect to the transactions under this Agreement.

“US Dollar” or “US$” means the lawful currency of the United States of America.

“Warrantors” means collectively, the Founders, the FounderCos, the Group Companies and “Warrantor” means any of them.

“WFOE” means the wholly foreign owned enterprise with limited liability to be established by the Hong Kong Subsidiary under the Laws of the PRC after the execution of this Agreement, but before the Closing.

1.2                       References.  The following terms have the meaning in the Sections set forth below:

Term	Location
Act	Section 4.2
Agreement	Preamble
Arbitration Notice	Section 10.12
Balance Sheet Date	Section 5.17
Captive Structure	Section 5.10
CFC	Section 6.8(c)
Closing	Section 3.1
Closing Date	Section 3.1
Code	Section 5.19
Company	Preamble
Company Security Holder	Section 5.9
Control Documents	Section 5.10
Conversion Shares	Section 5.5
Director Indemnification Agreement	Section 8.13
Disclosing Party	Section 10.10(c)
Dispute	Section 10.12
Domestic Company or Domestic Companies	Preamble
Domestic Company I	Preamble
Domestic Company II	Preamble
Establishment Documents	Section 5.30(b)
External Company	Section 6.14(b)
FCPA	Section 5.26
Financial Statements	Section 5.17
Financing Terms	Section 10.10(a)
Founder I	Preamble
Founder II	Preamble
Founder or Founders	Preamble
FounderCo I	Preamble
FounderCo II	Preamble
FounderCo or FounderCos	Preamble
Group Company or Group Companies	Preamble
HKIAC	Section 10.12
HKIAC Rules	Section 10.12
Hong Kong Subsidiary	Preamble
ICP License	Section 8.23
Indemnified Person	Section 9.1
Leased Properties	Section 5.12
Losses	Section 9.1
Material Contracts	Section 5.4
Non-Disclosing Parties	Section 10.10(c)
OFAC	Section 5.25(b)

OFAC Sanctioned Person	Section 5.25(b)
OFAC Sanctions	Section 5.25(b)
Other Instruments	Section 5.8
Party or Parties	Preamble
PFIC	Section 5.19
PRC GAAP	Section 5.17
Projections	Section 5.28
Proprietary Assets	Section 5.13(a)
PRC Company or PRC Companies	Preamble
Public Software	Section 5.13(h)
Purchaser	Preamble
QEF Election	Section 6.8(a)
Registered Intellectual Property	Section 5.13(a)
Restricted Business	Section 6.6
Restructuring	Recitals
Restructuring Adjustment	Section 6.13
SAFE	Section 5.9
Secretary	Section 5.25(b)
Selection Period	Section 10.12
Series E Director or Series E Directors	Section 8.12
Series E Purchase Price	Section 2.2
SDN List	Section 5.25(b)
Tax Base Loss	Section 9.1(f)
United States Person	Section 5.25(b)
WFOE	Preamble

1.3                               References.  In this Agreement, a reference to:

(a)                                 a “holding company” means, with respect to a company, any other company which directly or indirectly owns more than 50 per cent of the voting shares, registered capital or other equity interest in the first mentioned company;

(b)                                 a “person” includes a reference to any individual, company, enterprise or other economic organisation, or any Governmental Authority or agency, or any joint venture, association, partnership, collective, trade union or employee representative body (whether or not having separate legal personality) and includes a reference to that person’s legal personal representatives, successors and permitted assigns;

(c)                                  a “Party” or “Parties”, unless the context otherwise requires, is a reference to a party or parties to this Agreement and includes a reference to that party’s legal personal representatives, successors and permitted assigns;

(d)                                 an agreement or a document is a reference to such agreement or document as amended, restated or supplemented from time to time, unless otherwise expressed to the contrary;

(e)                                  any reference to a party’s “knowledge” means such party’s actual knowledge after due and diligent inquiries of officers and directors of such party reasonably believed to have knowledge of the matter in question;

(f)                                   a document in the “agreed form” is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

(g)                                  a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or Schedule to, this Agreement;

(h)                                 whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(i)                                     when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, unless otherwise specified herein, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement;

(j)                                    the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(k)                                 the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(l)                                     all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(m)                             pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;

(n)                                 references in this Agreement to a “Party” or any other Person are also to its successors and permitted assigns and transferees;

(o)                                 a statutory provision includes a reference to the statutory provision as modified from time to time before the date of this Agreement and any implementing regulations made under the statutory provision (as so modified) before the date of this Agreement;

(p)                                 Liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument; and

(q)                                 the singular includes the plural and vice versa unless the context otherwise requires.

SECTION 2

ISSUANCE OF SERIES E SHARES

2.1                               Authorization of Issuance of Series E Shares.  As of the Closing, the Company shall have authorized, pursuant to the terms and conditions of this Agreement, the issuance to the Purchaser of 7,828,728 Series E Shares, which shall have the rights, preferences, privileges and restrictions set forth in the Articles of Association and the Shareholders Agreement.

2.2                               Issuance of Series E Shares.  Subject to the terms and conditions hereof and in consideration of the Series E Purchase Price set forth below, the Company hereby agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, 7,828,728 Series E Shares, at a price of US$80.5674 per share, for an aggregate purchase price of US$630,740,000 (the “Series E Purchase Price”).

SECTION 3

CLOSING

3.1                       Closing of Issuance of Series E Shares.  The closing of the purchase and sale of the Series E Shares hereunder (the “Closing”, and such date the “Closing Date”) shall take place remotely via the exchange of documents and signatures on a date specified by the Parties as soon as practical after satisfaction or otherwise waiver of the conditions as set forth in Section 7 and Section 8 (but in any event within three (3) Business Days thereafter, except for the conditions to be satisfied at the Closing), or at such other time and place as mutually agreed by the Parties.  The capitalization table of the Company on a fully-diluted basis immediately after the Closing Date is set forth on Schedule F hereto.

3.2                               Deliveries by Company.  At the Closing, in addition to any items the delivery of which is made an express closing condition pursuant to Sections 7 and 8 hereof, the Company shall deliver to the Purchaser:

(a)                                 a copy of the updated register of members of the Company as of the Closing Date, certified by the registered office provider of the Company, reflecting the issuance to the Purchaser of the numbers of Series E Shares pursuant to Sections 2.1 and 2.2;

(b)                                 share certificate(s) representing the numbers of the Series E Shares being purchased by the Purchaser, registered in the name of the Purchaser and certified by the registered office provider of the Company (and within five (5) Business Days following the Closing, the Company shall deliver to the Purchaser the original copy of such share certificates duly executed in accordance with the Articles of Association); and

(c)                                  a copy of the updated register of directors of the Company as of the Closing Date, certified by the registered office provider of the Company, evidencing the appointment of the Series E Directors designated by the Purchaser as contemplated by Section 8.12.

3.3                               Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Company the Series E Purchase Price for each Series E Share to the bank account which shall be designated by the Company in writing to the Purchaser not less than five (5) Business Days prior to the Closing.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company that the following statements are true and correct as of the date of this Agreement and as of the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will be true and correct as of such particular date):

4.1                               Authorization.  The Purchaser has all requisite power, authority and capacity to enter into this Agreement, the Shareholders Agreement, and any other Transaction Documents to which it is a party, and to perform its obligations under this Agreement, the Shareholders Agreement and other Transaction Documents to which it is a party.  This Agreement has been duly authorized, executed and delivered by the Purchaser.  This Agreement, the Shareholders Agreement and other Transaction Documents to which it is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

4.2                               Restrictions on Transfer.  The Purchaser understands that the Series E Shares are characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act”), only in certain limited circumstances.  In this connection, the Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.  The Purchaser understands that the Series E Shares have not been and will not be registered under the Act and have not been and will not be registered or qualified in any state in which they are offered, and thus the Purchaser will not be able to resell or otherwise transfer its Series E Shares unless they are registered under the Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Warrantors hereby, jointly and severally, represent and warrant to the Purchaser that the following statements are true and correct as of the date of this Agreement and as of the Closing Date (except in either case for those representations and warranties that address matters only as of a particular date, which representations and warranties will be true and correct as of such particular date):

5.1                               Organization, Good Standing and Qualification.

(a)                         Each of the Group Companies and the FounderCos is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, or by virtue of, the laws of their jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  Each of Group Companies and the FounderCos is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required.

(b)                                 Each Founder possesses the legal capacity to execute and deliver this Agreement and each other Transaction Document to which he is a party and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and such execution, delivery, performance and consummation shall not result in: (i) a breach of, or constitute a default under, any instrument to which such Founder is a party or by which such Founder is bound and which is material in the context of the transactions contemplated by this Agreement; or (ii) a breach of any Applicable Laws which are material in the context of the transactions contemplated by this Agreement.

(c)                                  Each Warrantor has all requisite right, power and authority, and has taken all action necessary, to execute, deliver and to exercise its rights, and perform its obligations, under this Agreement and each Transaction Document to which it is a party.  The Company has the authority to allot and issue the Series E Shares in accordance with terms of this Agreement.

5.2                               Capitalization.

(a)                                 Company.  Immediately prior to the Closing, the authorized share capital of the Company shall be US$50,000 divided into (i) a total of 477,055,435 authorized Ordinary Shares, of which 5,119,395 Ordinary Shares are outstanding and issued to the FounderCos, and 2,106,321 of which have been reserved for issuance under the ESOP, (ii) a total of 2,944,395 Series Angel Shares, all of which are outstanding and issued, (iii) a total of 2,500,000 Series A Shares, all of which are outstanding and issued, (iv) a total of 4,829,173 Series B Shares, all of which are outstanding and issued, (v) a total of 3,666,398 Series C Shares, all of which are outstanding and issued, (vi) a total of 1,175,871 Series D Shares, all of which are outstanding and issued, and (vii) 7,828,728 Series E Shares, none of which are issued or outstanding.  The rights and preferences of each series of the Preferred Shares are set forth in the Shareholders Agreement and the Articles of Association.  The Company is a holding company and save for its shareholding in the Company, it has not carried out any business since the date of its incorporation and does not have any assets or liabilities, and is free of any Encumbrances.

(b)                                 Each FounderCo is a holding company and save for its shareholding in the Company, it has not carried out any business since the date of its incorporation and does not have any assets or liabilities, and is free of any Encumbrances.

(c)                                  BVI Subsidiary.  Immediately prior to the Closing, the total number of issued and outstanding shares of the BVI Subsidiary is 1, which is issued and owned by the Company free of any Encumbrances.

(d)                                 Hong Kong Subsidiary.  Immediately prior to the Closing, the total number of issued and outstanding shares of the Hong Kong Subsidiary is 1, which is issued to and owned by the BVI Subsidiary free of any Encumbrances.

(e)                                  PRC Companies.  Immediately prior to the Closing,

(i)                                     Section 5.2(e) of the Disclosure Schedule sets forth the shareholding particulars of the Domestic Company I (including the name of each shareholder, the amount of registered capital held by such shareholder and the shareholding percentage of such shareholder) as of the date of this Agreement.  The registered capital of Domestic Company I has been paid in full and the contribution has been made in a timely manner pursuant to the articles of association of Domestic Company I;

(ii)                                  the registered capital of Domestic Company II is RMB10,000,000, of which Mr. Shaojie Chen owns 100%. The registered capital of Domestic Company II has been paid in full and the contribution has been made in timely manner pursuant to the articles of association of Domestic Company II; and

(iii)                               The entire registered capital of each Subsidiary of each Domestic Company is legally and beneficially owned by its relevant shareholder(s) and has been fully, validly and punctually paid-up in accordance with its articles of association and the PRC Applicable Laws.

(f)                                   Options, Warrants, Reserved Shares.  Except for (i) the conversion privileges of the Preferred Shares, (ii) the preemptive rights provided in the Shareholders Agreement and the Articles of Association, (iii) as contemplated hereby and as disclosed in the Disclosure Schedule, (iv) 2,106,321 Ordinary Shares will be reserved for issuance under the ESOP and (v) the option to purchase all or part of the equity interests in each Domestic Company granted by each Shareholder of the Domestic Companies to the WFOE, there are no options, warrants, conversion privileges, employee option or incentive plans or other rights, agreements or documents with respect to the issuance thereof, presently outstanding to purchase any of the shares or equity interests of the Group Companies.  No shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of the Company or any other person).

(g)                                  Outstanding Security Holders.  A complete and current list of all outstanding shareholders, option holders and other Security Holders of the Group Companies immediately prior to the Closing is set forth in Section 5.2(f) of the Disclosure Schedule, indicating the type and number of shares, options or other securities held by each such shareholder, option holder or other Security Holder.

(h)                                 The establishment of each PRC Company and all subsequent transfers of equity interest therein (where applicable) (including the Shanghai Qingcheng Transfer) have been duly approved by and registered with the competent Governmental Authorities in accordance with PRC Applicable Laws.  All the historical changes to the share capital of each PRC Company (including the changes to the share capital of the Domestic Company I as a result of the Shanghai Qingcheng Transfer) were made in compliance with the Applicable Laws and applicable contracts, and there are no outstanding liabilities in connection with such historical changes or historical transfer.

(i)                                     There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give any Encumbrance, in relation to any of shares or equity interests in the capital of any Group Company.  Except as set forth in the Articles of Association and the Shareholders Agreement, (i) no Group Company is a party or subject to any contract that affects or relates to the voting or giving or written consents with respect to, or the right to cause the redemption, or repurchase of, any Equity Security of such Group Company, and (ii) the Company has not granted any registration rights or information rights to any other person, nor is the Company obligated to list any of the Equity Securities of any Group Company on any security exchange.  Except as contemplated under the Transaction Documents, there are no voting or similar agreements which relate to the share capital or registered capital of any Group Company.

5.3                               Subsidiaries.  None of the Group Companies has any Subsidiary or owns or Controls, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity (other than the relevant Group Companies) and does not maintain any offices or branches.  Section 5.3 of the Disclosure Schedule sets forth the company particulars of each of the Group Companies.  None of the Founders presently owns or Controls, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, association, or any other entity other than the Group Companies.  None of the PRC Companies has been liquidated nor is it insolvent, or subject to any board or shareholder resolution for its winding up or any undertakings to merge, reconstruct or liquidate itself, and no proceedings have been commenced or been threatened which might render any of the PRC Companies liquidated or insolvent.

5.4                               Authorization.  All corporate actions on the part of each Group Company and the FounderCos, its officers, directors and shareholders/stockholders necessary for the authorization, execution and delivery of this Agreement, the Shareholders Agreement and other Transaction Documents, and the performance of all obligations of each Group Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series E Shares have been taken or will be taken prior to the Closing.  Each of this Agreement, the Shareholders Agreement and any other Transaction Documents, when executed and delivered, constitutes the valid and legally binding obligation of each of the Group Companies, the Founders and FounderCos, enforceable against each of the Group Companies, the Founders and the FounderCos in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent conveyance, or other laws of general application affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders Agreement may be limited by applicable securities laws.  The issuance of any of the Series E Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.

5.5                               Valid Issuance of Shares.

(a)                                 The Series E Shares, when issued, sold, delivered and paid for in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement, any other Transaction Documents, applicable securities laws and liens or encumbrances created by or imposed by the Purchaser.  Subject in part to the accuracy of the representations of the Purchaser in Section 4 of this Agreement, the Series E Shares will be issued in compliance with all applicable securities laws.  The ordinary shares issuable upon conversion of the Series E Shares (“Conversion Shares”) have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Articles of Association, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders Agreement and any other Transaction Documents, applicable securities laws and liens or encumbrances created by or imposed by the Purchaser.  The Conversion Shares will be issued in compliance with all applicable securities laws.

(b)                                 All presently outstanding Ordinary Shares of the Company and all outstanding options and other securities of the Company were duly and validly issued, fully paid and non- assessable, and are free and clear of any liens and have been issued in full compliance with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Act.

5.6                               Organization, Good standing and Qualification.  Each of the PRC Companies is duly organized, validly existing and in good standing under the laws of the PRC and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  Each of the PRC Companies is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect.

5.7                               Compliance with Laws; Consents and Permits.  Each of the Group Companies has not conducted any activity in violation of any Applicable Laws or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties.  All consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any Governmental Authority and any third party which are required to be obtained or made by each of the Group Companies, the Founders and the FounderCos in connection with the consummation of the transactions contemplated hereunder (including without limitation those contemplated under the Shareholders Agreement and any other Transaction Documents) shall have been obtained or made prior to and remain effective as of the Closing.  Each of the Group Companies has all approvals, franchises, permits, licenses and any similar authority necessary for the conduct of its business.  None of the Group Companies, the Founders or the FounderCo is in default under any of such approvals, permits, licenses or other similar authority, nor is it or him or her in receipt of any letter or notice from any relevant Governmental Authority notifying revocation of any such approvals, permits or licenses for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by such Group Company, such Founder or the FounderCo.  In respect of approvals, licenses or permits requisite for the conduct of any part of the business of any Group Company which are subject to periodic renewal by any Governmental Authorities, neither any Group Company, nor any Founder, nor the FounderCo has any reason to believe that such requisite renewals will not be granted by the relevant Governmental Authorities.

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Group Companies is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement, the Shareholders Agreement, any other Transaction Documents or the offer, sale, issuance or reservation for issuance of the Preferred Shares and the Ordinary Shares issuable upon conversion of the Preferred Shares.

5.8                               Compliance with Other Instruments and Agreements.  The Group Companies, the Founders and the FounderCos are not in, nor shall the conduct of their business as currently or proposed to be conducted result in, any violation, breach or default of any term of its Charter Documents, and none of the Group Companies is in breach, violation or default of any term or provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it may be bound (“Other Instruments”) or of any provision of any Governmental Order applicable to or binding upon such Group Company.  The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Charter Documents or any Other Instruments, or a violation of any Governmental Order, or an event which results in the creation of any Encumbrance upon any asset of any Group Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as disclosed in Section 5.8 of the Disclosure Schedule, there are no penalties and fines of whatsoever nature that have ever been imposed on any Group Company.

5.9                               Compliance with SAFE Rules and Regulations.  Each of the Founders, Ye Zhu (朱晔), Dongqing Cai (蔡东青) and other beneficial owner of the Company who are defined as “domestic resident” under Circular 37 (each a “Company Security Holder”) has complied with all requirements under the rules and regulations promulgated by the State Administration of Foreign Exchange of the PRC (the “SAFE”), including without limitation, the initial registration, and any subsequent amendment registration with the SAFE in respect of any change in his/her direct or indirect interest in the Group Companies, and any change thereto.  None of the Company Security Holders has received any oral or written inquiries, notifications or any other form of official correspondence from the SAFE with respect to any actual or alleged non-compliance with any Applicable Law relating to foreign exchange, including the SAFE Rules and Regulations.

5.10                        Captive Structure.  The control documents (each a “Control Document”) as listed on Schedule C hereto, taken as a whole, intended to establish and maintain a captive structure (the “Captive Structure”) through which the WFOE Controls each Domestic Company, have been duly executed and delivered by the parties thereto, and constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and adequate to establish and maintain the intended captive structure, under which the financial statements of each Domestic Company will be consolidated with those of the other Group Companies in accordance with the applicable general accepted accounting principles.  The equity pledges contemplated by the Control Documents will be recorded with the relevant SAIC on or prior to the Closing Date.  Each party to the Control Documents has been in compliance with the Control Documents, and none of the parties thereto has violated or breached any of the Control Documents to which it is a party.  None of the Warrantors has received any oral or written inquiries, notifications or any other form of official correspondence from any Governmental Authorities challenging or questioning the legality or enforceability of any of the Control Documents.

5.11                        Liabilities.  Except as disclosed in the Financial Statements (as defined below), each Group Company does not have any indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Group Company has otherwise become directly or indirectly liable.  No event of default has occurred under any agreement entered into by any Group Company relating to borrowings or indebtedness in the nature of borrowings.

5.12                        Title to Properties and Assets.  Each Group Company has good and marketable title to its properties and assets as reflected in its balance sheet without any Encumbrances.  The Group Companies do not own any real property.  Section 5.12 of the Disclosure Schedule sets out true, accurate and not misleading information of all the real property the relevant Group Company leases (the “Leased Properties”).  With respect to the property and assets it leases (including the Leased Properties ), each Group Company is in compliance with such leases and such Group Company holds valid leasehold interests in such assets free of any Encumbrances other than the lessors of such property and assets.  In respect to each Leased Property, all real property lease agreements of each Group Company have been duly registered with the competent Governmental Authorities to the extent required and each such lease agreement is legal, valid and subsisting.  The lessor of the Leased Property is qualified and has obtained all consents, filings, registration and approvals necessary to enter into the lease agreements.  Each lease of Leased Property is in compliance with all material respects with Applicable Laws, including with respect to the ownership and operation of property and conduct of business as now conducted by the applicable Group Company which is a party to such lease of the Leased Property.  The leasehold interests under the leases of the Leased Property held by each Group Company are adequate for the conduct of the business of such Group Company as currently conducted and as proposed to be conducted.  Each Group Company subleasing a real property to another person has obtained valid and effective authorization from the lessor of the Leased Property in respect of such real property.

5.13                        Status of Proprietary Assets.

(a)                         Status of Proprietary Assets.  For purpose of this Agreement, (I) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (II) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any Governmental Authority.  Except as disclosed in Section 5.13(a) of the Disclosure Schedule, each Group Company (i) has independently developed and owns free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and without any conflict with or infringement of the rights of others.

(b)                                 Section 5.13(b) of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company.  No product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringe any intellectual property rights of any other party.

(c)                                  None of the Group Companies, the Founders and the FounderCos. has received any communications alleging that it or he or she has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity.  Each Group Company has obtained and possessed valid license to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business.  To the Warrantors’ knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Company.  Each Key Employee has assigned to the Group Companies all intellectual property rights he or she owns that are related to the Group Companies’ business as now being conducted.

(d)                                 There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company or any other party relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or a party to any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity, except, in either case, for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software.

(e)                                  No proceeding or claim in which any Group Company alleges that any person is infringing upon, or otherwise violating, its Proprietary Assets are pending, and none has been served, instituted or asserted by any Group Company.

(f)                                   None of the Founders nor any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any contract (including employment contracts, licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as proposed to be conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company.

(g)                                   Neither the execution nor delivery of this Agreement, the Shareholders Agreement or any other Transaction Document, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as proposed, will, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a material default under, any contract, covenant or instrument under which any Group Company or any of such employees is now obligated, including without limitation any non-compete, invention assignment or confidentiality obligations under any agreement between any Founder and any former employer of such Founder.  Each of the Group Companies, the Founders and the FounderCos believes that it will not be necessary to utilize in the course of any Group Company’s business operation any inventions of any of the Group Companies’ employees (or people the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company.  No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company.  Each Group Company has taken all security measures that are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Proprietary Assets.

(h)                                 No use of Public Software by any Group Company has had a material impact on their respective ownership rights of the computer databases and systems listed in Section 5.13(h) of the Disclosure Schedule or any other material products. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (b) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

5.14                        Material Contracts and Obligations.  All agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, Liabilities and other obligations to which each Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of such Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology are listed in Section 5.14 of the Disclosure Schedule (collectively, “Material Contracts”).  None of the Group Companies is in default or breach under any of the Material Contracts.  For purposes of this Section 5.14, “material” shall mean (i) having an aggregate value, cost or amount, or imposing Liability or contingent liability on any Group Company, in excess of RMB1,000,000 or that extend for more than one (1) year beyond the date of this Agreement, (ii) not terminable upon thirty (30) days’ notice without incurring any penalty or obligation, (iii) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on any Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (iv) not in the ordinary course of business, (v) transferring or licensing any Proprietary Assets to or from any Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software), (vi) the agreements the termination of which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.  No Group Company is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Company, or (v) contracts or agreements with the Group Companies’ top 10 lead commentators (主播) for each of Arena of Valor (王者荣耀), League of Legends (英雄联盟) and Player Unknown’s Battle Grounds (绝地求生) based on (A) the number of fans on the date of this Agreement, (B) number of average daily active users in the 30 days immediately before the date of this Agreement, (C) revenue generated for the Group Companies in the 12 months preceding the Balance Sheet Date, and (D) the income of such lead commentators (主播) in the 12 months preceding the Balance Sheet Date.  Each Material Contract to which any Group Company is a party is currently valid and in full force and effect, and is enforceable by such Group Company in accordance with its terms.  No Group Company has engaged in the past three (3) months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of such Group Company’s assets, or (ii) any merger, consolidation or other business combination transaction of such Group Company with or into another corporation, entity or person.

5.15                        Litigation.  There is no Action currently pending or threatened (i) against any of the Founders, the FounderCos, or Group Companies or any officer, director or employee of any Group Company that would, individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) questions the validity of this Agreement, the Shareholders Agreement or any other Transaction Document, the right of any Group Company or the FounderCos or such Founder to enter into this Agreement, the Shareholders Agreement or any other Transaction Document, or to consummate the transactions contemplated hereby and thereby, or (iii) that might result, individually or in the aggregate, in any Material Adverse Effect.  None of the Founders, the FounderCos and the Group Companies, its officers or directors is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  There is no Action by any Group Company currently pending or that any Group Company intends to initiate.  The foregoing includes, without limitation, Actions pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any of the Group Company’s employees, their services provided in connection with Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

5.16                        Disclosure.  The Warrantors have fully provided the Purchaser with all the information that the Purchaser has reasonably requested for deciding whether to purchase the Series E Shares and all the information that the Warrantors believe is reasonably necessary to enable the Purchaser to make such decision.  No representation or warranty by any Warrantor in this Agreement and no information or materials provided by any Warrantor to the Purchaser in connection with the due diligence investigation of any Group Company or the negotiation and execution of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.17                        Financial Statements.  The Warrantors have delivered to the Purchaser the audited consolidated balance sheet, income statement and statement of cash flow of the Group Companies for 2015, 2016 and the unaudited consolidated balance sheet, income statement and statement of cash flow for 2017 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements” and December 31, 2017, the “Balance Sheet Date”).  Such Financial Statements (a) are in accordance with the books and records of the Group Companies, (b) are true, correct and complete and fairly present the financial condition of the Group Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with PRC generally accepted accounting principles (“PRC GAAP”) applied on a consistent basis.  Specifically, but not by way of limitation, each balance sheet of the Financial Statements discloses all of the Group Companies’ Liabilities of any nature, whether due or to become due, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such Liabilities are required to be disclosed in accordance with PRC GAAP.  Each of the Group Companies has good and marketable title to all assets set forth on the balance sheet of the Financial Statements, except for such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date.  Except as disclosed in the Financial Statements, none of the Group Companies is a guarantor or indemnitor of any indebtedness of any other person or entity nor has material Liabilities, contingent or otherwise, other than (i) Liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) Liabilities of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate, would not have a Material Adverse Effect.  The Group Companies maintain and will maintain a standard system of accounting established and administered in accordance with PRC GAAP.  All costs and expenses in connection with the issuance of any options or warrants under the ESOP have been properly recorded in the Financial Statements of the Group Companies in accordance with the fair market value of such options or warrants determined by an independent appraisal firm.

5.18                        Activities Since Balance Sheet Date.  Since the Balance Sheet Date, with respect to each Group Company, there has not been:

(a)                                 any change in the assets, Liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not and will not, individually or in the aggregate, result in any Material Adverse Effect on its business or properties;

(b)                                 any material change in the contingent obligations of any Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c)                                  any damage, destruction or loss, whether or not covered by insurance, having any Material Adverse Effect on its business or properties (as presently conducted and as presently proposed to be conducted);

(d)                                 any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(e)                                  any satisfaction or discharge of any Encumbrances or payment of any obligation by any Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(f)                                   any material change or amendment to a material contract or arrangement by which any Group Company or any of its assets or properties is bound or subject, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g)                                  any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h)                                 any sale, assignment or transfer of any Proprietary Assets or other material intangible assets of any Group Company;

(i)                                     any resignation or termination of any Key Employee (as defined below) of the any Group Company;

(j)                                    any mortgage, pledge, transfer of a security interest in, or lien created by any Group Company, with respect to any of its material properties or assets, except liens for Taxes not yet due or payable;

(k)                                 any debt, obligation, or other Liability incurred, assumed or guaranteed by any Group Company individually in excess of US$200,000 or in excess of US$500,000 in the aggregate, other than that is incurred in the ordinary course of business;

(l)                                     any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(m)                             any declaration, setting aside or payment or other distribution in respect of the share capital or registered capital of any Group Company, or any direct or indirect redemption, purchase or other acquisition of any of such share capital or registered capital by any Group Company;

(n)                                 any failure to conduct business in the ordinary course, consistent with each Group Company’s reasonably prudent past practices;

(o)                                 receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(p)                                 any other event or condition of any character, other than events affecting the economy of China or the Group Companies’ industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(q)                                 any agreement or commitment by any Group Company to do any of the things described above.

5.19                        Tax Matters.  The provisions for Taxes as shown on the balance sheet included in the respective Financial Statements are sufficient for the payment of all accrued and unpaid applicable Taxes of the Group Companies, whether or not assessed or disputed as of the date of each such balance sheet.  There have been no extraordinary examinations or audits of any Tax Returns or reports by any applicable Governmental Authority.  Each Group Company has duly filed or caused to be duly filed on a timely basis all Tax Returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete.  None of the Group Companies is subject to any waivers of applicable statutes of limitations with respect to Taxes for any year.  None of the Group Companies is, nor expects to become, a passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”).  No shareholder of any of the Group Companies, solely by virtue of its status as shareholder of such Group Company, have personal liability under local law for the debts and claims of such Group Company.  There has been no communication from any Tax authority relating to or affecting the Tax classification of any Group Company.  Except as disclosed in Section 5.19 of the Disclosure Schedule, there are no other Tax liabilities arising from any Group Company’s past business activities.  Since the Balance Sheet Date, none of the Group Companies has incurred any Taxes, assessments or governmental charges other than in its ordinary course of business and each Group Company has made adequate provisions on its books of account for all Taxes, assessments and governmental charges with respect to its business, properties and operations for such period.

5.20                        Interested Party Transactions.  No Founder or officer or director of any Group Company or any Affiliate or Associate of the Founders, the FounderCos or such Group Company has any agreement, understanding, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits).  None of the FounderCos and the Founders has any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with any Group Company.  No Founder or officer or director of the FounderCo or any Group Company or any Affiliate or Associate of the Founder or the FounderCo or any Group Company has had, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to any Group Company any goods, property, intellectual or other property rights or services; or (b) any contract or agreement to which any Group Company is a party or by which it may be bound or affected.

(b)                                 any change in the assets, Liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not and will not, individually or in the aggregate, result in any Material Adverse Effect on its business or properties;

(c)                                  Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, (iii) the issuance of options to purchase any securities of the Company pursuant to the ESOP, and (iv) as contemplated under the Transaction Documents, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof, respectively.  No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses.

(d)                                 Except as set forth in Section 5.20(c) of the Disclosure Schedule, none of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) have any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of any Group Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company.  None of the Group Companies’ employees or directors or any members of their immediate families or any Affiliate of any of the foregoing is, directly or indirectly, interested in any contract with any Group Company.  None of the directors, officers or Key Employees, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors.

(e)                                  Other than the Group Companies, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any Founder owns or Controls, directly or indirectly, 10% or more of the outstanding voting interests.

(f)                                   No Related Party of any Group Company or member of such Related Party’s immediate family, or any corporation, limited liability company, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise Controls loans or extend or guarantee credit to any of them.  None of such persons has any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in publicly traded companies that may compete with the Company.  No Related Party or member of their immediate family is directly or indirectly interested in any material contract with the Company.

5.21                        Obligations of Management.  Except the persons disclosed in Section 5.21 of the Disclosure Schedule, each Key Employee is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of the Group Companies.  No Key Employee is planning to work less than full time at relevant Domestic Company in the future.

5.22                        Rights of Registration and Voting Rights.  Except as provided in the Shareholders Agreement, no Group Company is under any obligation to register under the Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.  Except as contemplated in the Shareholders Agreement, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company.  Except as contemplated by or disclosed in this Agreement, the Shareholders Agreement and any other Transaction Documents, none of the Founders and the FounderCos is a party to or has any knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Act, or voting of the shares or securities of any Group Company.

5.23                        Employee Matters.

(a)                                 Except as disclosed in Section 5.23 of the Disclosure Schedule, each Group Company has complied in all material aspects with all applicable employment and labor laws including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, social insurance, housing funds, retirement benefits, pensions or the like.  None of the Group Companies, the Founders or the FounderCos is aware that any Key Employee intends to terminate their employment, nor does any of the Group Companies, the Founders and the FounderCos have a present intention to terminate the employment of any Key Employee.

(b)                                 There has been, and there is not now pending or threatened, any strike, union organization activity, lockout, slowdown, picketing, or work storage or any unfair labor practice charge against any Group Company.  No Group Company is bound by or subject to (and none of their assets or properties is bound by or subject to) any written contract, commitment or arrangement with any labor union or any collective bargaining agreements.  Each Group Company is not involved in any dispute with any trade union or organization representing the employees or a group of employees and there are no circumstances likely to give rise to any such dispute.

(c)                                  All payments and contributions to, or relating to, the mandatory social insurance funds (including pension, medical, unemployment, work related injury and maternity insurance) and housing funds provided under PRC Applicable Laws which are required to be made by each PRC Group Company on behalf of its employees and by its respective employees have been duly paid in full.

5.24                        Insurance.

(a)                                 Section 5.24(a) of the Disclosure Schedule sets forth a true and complete list of the insurance policies currently maintained by each Group Company, which policies are in full force and effect insurance policies.  There is no claim pending thereunder as to which coverage has been questioned, denied or disputed.

(b)                                 Each current insurance and indemnity policy in respect of which any Group Company has an interest is valid and enforceable, and all premiums which are due and payable have been timely paid and each Group Company is otherwise in compliance with the terms of such policies.  Each Group Company has in full force and effect public liability insurance in amounts customary for companies similarly situated.

(c)                                  No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance.

5.25                        OFAC Compliance.

(a)                                 Neither the Company nor any Group Company or, to the Company’s knowledge, any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any Group Company is an OFAC Sanctioned Person (as defined below).  The Group Companies and, to the Company’s knowledge, their directors, administrators, officers, administrators, board of directors (supervisory and management) members or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable United States and PRC anti-money laundering laws and regulations.  To the Company’s knowledge, none of (i) the purchase and sale of the Series E Shares, (ii) the execution, delivery and performance of this Agreement or any of the Transaction Documents, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by the Purchaser or any Warrantor of any of the OFAC Sanctions or of any anti-money laundering laws of the United States, the PRC or any other jurisdiction.

(b)                                 For the purposes of this Section 5.25:

“OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC.  For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

“OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”).  For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

“United States Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or Controlled by one of the foregoing, without regard to where it is organized or doing business.

5.26                        FCPA Compliance.  None of the Company or any Group Company or, to the Company’s knowledge, any of their directors, administrators, officers, board of directors (supervisory and management) members or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or the rules and regulations promulgated thereunder) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any Group Company to obtain or retain business for, or direct business to the Company or any Group Company, as applicable, subject to applicable exceptions and affirmative defenses.  None of the Company, any Group Company or any of their respective directors, administrators, officers, board of directors (supervisory and management) members or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

5.27                        Minutes Book.  The minutes books of each Group Company, which have been made available to the Purchaser, contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

5.28                        Disclosure; Projections.  Each Warrantor has made available to the Purchaser all the information reasonably available to such Warrantor that the Purchaser has requested for deciding whether to acquire the Series E Shares, including certain of financial projections with respect to the Company (the “Projections”), each of which were prepared in good faith.  No representation or warranty of any Warrantor contained in this Agreement, as qualified by the Disclosure Schedule, and no certificate furnished or to be furnished to the Purchaser at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

5.29                        Entire Business.  The Group Companies are engaged solely in the Principal Business and have no other business activities.  There are no material facilities, services, assets or properties shared with any entity other than the Group Company which are used in connection with the businesses of the Group Companies.

5.30                        Other Representations and Warranties Relating to the PRC Companies.

(a)                                 Each of the PRC Companies has applied for and obtained all requisite licenses, clearance and permits required under PRC laws as necessary for the conduct of its businesses and all such licenses, clearance and permits are validly subsisting, and has complied in all respects with all PRC laws, such as laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the SAFE and any other relevant Governmental Authorities, and all such permits are validly subsisting.

(b)                                 The registered capital of each PRC Company has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, approval document, certificate of approval and legal person business license (hereinafter referred to as the “Establishment Documents”) and in compliance with PRC laws and regulations, and there is no outstanding capital contribution commitment.

(c)                                  The Establishment Documents of each PRC Company have been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable.

(d)                                 The business scope specified in the Establishment Documents of each PRC Company complies with the requirements of all relevant PRC laws.  The operation and conduct of the business by and the term of operation of each PRC Company in accordance with its respective Establishment Documents is in compliance with the laws of the PRC.

(e)                                  Each of the PRC Companies has passed its annual inspection by the relevant Governmental Authorities for their operation in its last three years (where applicable), and the relevant SAIC has affixed an annual inspection chop on its business license.

5.31                        Internal Controls.  Each Group Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions by it are executed in accordance with management’s general or specific authorization, (ii) transactions by it are recorded as necessary to permit preparation of financial statements in conformity with the PRC GAAP and to maintain asset accountability, (iii) access to assets of it is permitted only in accordance with management’s general or specific authorization, (iv) the recorded inventory of assets is compared with the existing tangible assets at reasonable intervals and appropriate action is taken with respect to any differences, (v) segregating duties for cash deposits, cash reconciliation, cash payment, proper approval is established, and (vi) no personal assets or bank accounts of the employees, directors, officers are mingled with the corporate assets or corporate bank account, and no Group Company uses any personal bank accounts of any employees, directors, officers thereof during the operation of the business.  The signatories for each bank account of each Group Company are listed on Section 5.31 of the Disclosure Schedule.

SECTION 6

COVENANTS OF WARRANTORS

6.1                               Use of Proceeds.  The proceeds paid by the Purchaser for the purchase of the Series E Shares shall be used by the Group Companies for the general corporate purposes in the manner approved by the Board of Directors (including the affirmative vote of the Series E Directors), and shall in no event be applied to repay or settle any indebtedness incurred by any Group Company to any of its shareholders, directors, officers or any other Affiliates or Associates of the foregoing persons, without the prior written approval of the Purchaser.

6.2                               Registration with Governmental Authorities.  Each of the Group Companies, the Founders and the FounderCos shall ensure that all applicable filings and registrations with the PRC Governmental Authorities so required shall be duly completed in accordance with the relevant rules and regulations, including, without limitation, any such filings and registrations with the Ministry of Commerce, the Ministry of Information Industry, the SAIC, the SAFE, tax bureau, customs authorities, product registration authorities and the local counter-part of each of the aforementioned Governmental Authorities, in each case, as applicable.  If required by Applicable Laws, each Founder shall, and shall cause each other Company Security Holder to, if applicable, as soon as practicable after the Closing, duly apply for the amended Circular 37 registration to reflect the consummation of the Closing in compliance with the SAFE Rules and Regulations, and shall use his commercially reasonable efforts to complete such registration as soon as practicable after the Closing.  Each Founder shall, and shall cause each other Company Security Holder to, if applicable, at all times after the Closing, take such other actions and execute such other documents and instruments as may be advisable, necessary or reasonably requested by the Investor to fully comply with the applicable SAFE Rules and Regulations.

6.3                               Business of the PRC Companies.  The PRC Companies shall, and the Founders shall cause the PRC Companies to, restrict their business to the Principal Business.

6.4                               Composition of the Board of Directors.  The Board of Directors shall be constituted in accordance with the Shareholders Agreement and the Articles of Association, and the board of directors of each Group Company shall be so constituted that it shall have the same number of directors and the same composition as the Company, unless otherwise approved by the Board of Directors (including the affirmative vote of the Series E Directors).

6.5                               Employment Agreement; Confidentiality and Intellectual Property Rights Assignment Agreement; Non-Compete and Non-Solicitation Agreement.  The Founders and the PRC Companies shall cause all the employee of each PRC Company to enter into an employment agreement, a confidentiality and intellectual property rights assignment agreement, and a non-compete and non-solicitation agreement, or an employment agreement containing provisions of confidentiality, intellectual property rights assignment, non-compete and non- solicitation obligations of the employee in form and substance satisfactory to the Purchaser.

6.6                               Obligations of Management; Non-Competition.  Each Founder covenants that he will devote his full time and attention to the business of the Company and the PRC Companies and will use his best efforts to develop the business and interests of the Company and the PRC Companies.  Without the prior written consent of the Purchaser, the Founders shall not, and shall cause their Affiliate or Associate not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the Principal Business or otherwise competes with the Company or any of its Subsidiaries (a “Restricted Business”); provided, however, that the restrictions contained in this Section 6.6 shall not restrict the acquisition by the Founders, directly or indirectly, of less than 2% of the outstanding share capital of any publicly traded company engaged in a Restricted Business.

6.7                               Compliance with Laws; Permits and Licenses.

(a)                                 The Group Companies shall, and the Warrantors shall cause the Group Companies to, conduct their respective business as now conducted and as proposed to be conducted in compliance with all Applicable Laws in all material respects on a continuing basis, including but not limited to the laws regarding foreign investments, corporate registration and filing, import and export, customs administration, foreign exchange, advertisement, telecommunication, e-commerce, online video live streaming, Internet games, online publication, Internet culture activities, commercial performances, production and distribution of radio and television programs, Proprietary Assets, taxation, labor and social welfare, welfare funds, social benefits, medical benefits, insurance, retirement benefits, and pensions or the like.

(b)                                 To the extent required by Applicable Laws, each of the Group Companies shall, and the Warrantors shall procure each of the Group Companies to (i) maintain all requisite approvals, licenses and permits for conducting its respective business in compliance with all Applicable Laws in all material respects, and (ii) if so required by any Applicable Laws, obtain additional approvals, licenses and permits necessary for conducting its respective business as soon as possible but in any event no later than the time limit required by Applicable Laws or the competent Governmental Authorities.

Without limiting the generality of the foregoing,

(i)                                     as soon as practicable after the Closing, the applicable Group Company shall duly obtain the updated Permit for Distributing Audio-Visual Programs via Information Network (信息网络传播视听节目许可证) with necessary categories of audio- visual programs for the business of such Group Company as currently conducted and as proposed to be conducted in accordance with and to the extent required by Applicable Laws or the competent Governmental Authorities;

(ii)                                  as soon as practicable after the Closing, the applicable Group Company shall use its best efforts duly apply for and obtain the Permit for Online Publication Service (网络出版服务许可证) in accordance with and to the extent required by Applicable Laws or the competent Governmental Authorities;

(iii)                               as soon as practicable after the Closing, the applicable Group Company shall use its best efforts to duly obtain the Permit for Production and Distribution of Radio and Television Programs (广播电视节目制作经营许可证) in accordance with and to the extent required by Applicable Laws or the competent Governmental Authorities;

(iv)                              the applicable Group Company shall use its best efforts to duly obtain the Permit for Commercial Performances (营业性演出许可证) in accordance with and to the extent required by Applicable Laws or the competent Governmental Authorities;

(v)                                 the applicable Group Company shall at all times maintain necessary filings with the competent Governmental Authorities in connection with its content review system and status as an online live-streaming service provider in accordance with and to the extent required by Applicable Laws and the competent Governmental Authorities.

6.8                               U.S. Tax Covenants.

(a)                                 The Company shall use its commercially reasonable efforts to avoid being a PFIC.  The Company shall upon the request of any U.S. Investor (as defined below): (i) determine, with respect to such taxable year whether the Company (or any of its Affiliates) is a PFIC (including whether any exception to PFIC status may apply) or is or may be classified as a partnership or branch for U.S. federal income tax purposes, and (ii) provide such information reasonably available to the Company as any U.S. Investor may reasonably request to permit such U.S. Investor to elect to treat the Company and/or any such entity (including a Subsidiary of the Company) as a “qualified electing fund” (within the meaning of Section 1295 of the Code) (a “QEF Election”) for U.S. federal income tax purposes.  The Company shall also, reasonably promptly upon request, obtain and provide any and all other information reasonably deemed necessary by the U.S. Investor to comply with the provisions of this Section 6.8(a).  The Company shall, upon the request of any U.S. Investor, appoint an internationally reputable accounting firm acceptable to the Purchaser to prepare and submit its U.S. tax filings.

(b)                                 If a determination is made by the Company that the Company is a PFIC for a particular taxable year, then for such year and for each year thereafter, the Company shall also provide each known U.S. Investor within sixty (60) days upon the request of such U.S. Investor with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) and any other information reasonably required by a U.S. Investor to comply with any reporting or other requirements in connection with the QEF Election.

(c)                                  The Company shall promptly provide the U.S. investors with written notice if it (or any of its Subsidiaries) becomes aware that it is a controlled foreign corporation as described in Section 957 of the Code (“CFC”).  The Company shall, upon the reasonable request of a U.S. Investor, furnish on a timely basis all information requested by the Purchaser to satisfy its U.S. federal income tax return filing requirements, if any, arising from its investment in the Company and relating to the Company or any Group Company’s classification as a CFC.

(d)                                 The Company, upon a reasonable request, will comply and will cause its Subsidiaries to comply with all record-keeping, reporting, and other requests reasonably necessary for the Company and its Subsidiaries to allow any U.S. Investor to comply with any applicable U.S. federal income tax law.  The Company, will also provide any known U.S. Investor with any information reasonably requested to allow such U.S. Investor to comply with any applicable U.S. federal income tax law (including but not limited to information relating to the transfer of any equity interests of the Company (or any Subsidiary) and the issuance or redemption by the Company (or any Subsidiary) of any equity interests).

(e)                                  The Company shall, if reasonably requested by a U.S. Investor, cooperate in determining whether it would be desirable, reasonable and appropriate for the Company and/or any Subsidiary to elect to be classified as a partnership or branch for U.S. federal income tax purposes and, if so, to take all reasonable steps to cause any such elections to be made, including by filing or by causing to be filed, Internal Revenue Service Form 8832 (or any successor form), and the Company shall not permit such election, once made, to be terminated or revoked without the written consent of the U.S. Investors; provided that the Company shall notify all U.S. Investors prior to the making of any such election.

(f)                                   In the event that the Company is determined by the Company’s tax advisors or by counsel or accountants for Purchaser to be a CFC with respect to the securities held by the Purchaser, the Company agrees to use commercially reasonable efforts to avoid generating Subpart F income.

(g)                                  The Company shall, and shall cause each Group Company to, timely and accurately file Tax Returns in each jurisdiction in which such returns are required to be filed.

(h)                                 The Company shall, and each of the Founders undertakes to the Purchaser to cause the Company to, take such actions, including making an election to be treated as a corporation or refraining from making an election to be treated as a partnership, as may be required to ensure that at all times the company is treated as corporation for United States federal income tax purposes.

(i)                                     The Company shall, and each of the Founders undertakes to the Purchaser to cause the Company to, make due inquiry with its tax advisors on at least an annual basis regarding whether Purchaser’s interest in the Company is subject to the reporting requirements of either or both of Sections 6038 and 6038B (and the Company shall duly inform the Purchaser of the results of such determination), and in the event that the Company’s tax advisors or the Purchaser’s tax advisors determine that the Purchaser’s interest in the Company is subject to any such reporting requirements, the Company agrees, upon a request from the Purchaser, to provide such information to the Purchaser as may be necessary to fulfill the Purchaser’s obligations thereunder.

(j)                                    All out-of-pocket expenses incurred by the Company or any Subsidiary, resulting from the affirmative requests of a U.S. Investor pursuant to Sections 6.8(a)-(j) above shall be borne by the Company.

The Company shall obtain representations, warranties and covenants from each entity in which it invests or has invested substantially to the effect of the representations, warranties and covenants contained in this Section 6.8 and such additional representations, warranties and covenants as shall be necessary to allow the Company to comply with the provisions of this Section 6.8.

6.9                               Control of Subsidiary.  The Company shall at any time institute and shall keep in place arrangements reasonably satisfactory to the Board of Directors (including the Series E Directors) such that the Company (i) will Control the operations of any direct or indirect Subsidiary or entity Controlled by the Company and (ii) will be permitted to properly consolidate the financial results for such entity in consolidated financial statements for the Company prepared under the applicable general accepted account principles.  The composition of the board of directors of each other Subsidiary of or entity Controlled by the Company, whether now in existence or formed in the future, shall be reasonably acceptable to the Board of Directors.  The Company shall, and shall cause any Subsidiaries or entities it Controls to, comply with the FCPA.

6.10                        Conduct of Business.

(a)                                 Except as expressly contemplated by this Agreement or as required by Applicable Law, between the date of this Agreement and the Closing Date, the business of the Group Companies shall be conducted in the usual, regular, and ordinary course of business in substantially the same manner as heretofore conducted.

(b)                                 Without limiting the generality of the foregoing and in furtherance thereof, between the date of this Agreement and the Closing Date, without the prior written consent of the Purchaser, none of the Group Companies shall engage in:

(i)                                     any action that authorizes, creates, issues, increases or decreases (including through altering, reorganizing, reclassifying or otherwise recapitalizing any existing Equity Securities) the authorized number of any Equity Securities having rights, preferences or privileges senior to or on parity with the Series E Shares, or increase the authorized number of the Series E Shares;

(ii)                                  any purchase, repurchase, redemption or retirement of any Equity Securities;

(iii)                               any amendment or modification to or waiver under any of the Charter Documents;

(iv)                              any declaration, set aside or payment of a dividend or other distribution, or the adoption of, or any change to, the dividend policy;

(v)                                 adoption, amendment or termination of the ESOP or any other equity incentive, purchase or participation plan for the benefit of employees, officers, directors, contractors, advisors or consultants;

(vi)                              any transaction in excess of US$150,000 or a series of transactions in the aggregate in excess of US$400,000 in a six (6) month period with a Related Party or member of such Related Party’s immediate family, or any corporation, limited liability company, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise Controls (for the avoidance of doubt, other than the transactions with the Purchaser and its Affiliates);

(vii)                           any sale, transfer, license or other disposal of, or the incurrence of any lien on, any substantial part of its assets (including intellectual properties) of any Group Company or the grant of license of any intellectual property of any Group Company to a third party outside the ordinary course of business;

(viii)                        other than any non-exclusive license granted in the ordinary course of business, any sale, transfer, license, or other disposal of, or the incurrence of any lien on, any Proprietary Assets;

(ix)                              the commencement of or consent to any proceeding seeking (i) to adjudicate it as bankrupt or insolvent, (ii) liquidation, winding up, dissolution, reorganization, or other arrangement under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or (iii) the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property;

(x)                                 any change of the size or composition of its board of directors;

(xi)                              any change in the equity ownership of any Domestic Company or any amendment or modification to or waiver under any of the Control Documents;

(xii)                           any investment in, or divestiture or sale of an interest in a Subsidiary of the Company, partnership or joint venture;

(xiii)                        any Trade Sale;

(xiv)                       incurrence of indebtedness in a single transaction or a series of related transactions in excess of US$2,500,000 other than in the ordinary course of business;

(xv)                          extension, cancellation or waiver by any Group Company of any loan or financial assistance to any third party or guarantee for indebtedness in excess of US$750,000;

(xvi)                       purchase, mortgage, pledge, lease or disposal of any business and/or assets in a single transactions or a series of related transactions valued in excess of US$750,000 in the aggregate by the Group Companies;

(xvii)                    investment in any other company in excess of US$7,500,000 in the aggregate by the Group Companies;

(xviii)                 approval of, or any deviation from or amendment of, the annual budget or the business and financial plan;

(xix)                       appointment or removal of its executive officers;

(xx)                          any increase in compensation of any employee of any Group Company with monthly salary of at least US$25,000 by more than fifty percent (50%);

(xxi)                       appointment or removal of auditors, or the change of the term of the fiscal year;

(xxii)                    any material change to the business scope or nature of business, or cessation of any business line;

(xxiii)                 adoption of or change to, a significant Tax or accounting practice or policy or any internal financial controls and authorization policies, or the making of any significant Tax or accounting election; or

(xxiv)                any disposal of any of the External Companies and their respective assets, properties, income, earnings and liabilities.

6.11                        Joinder of other Subsidiaries to this Agreement.  If any Group Company or its Affiliates or Associates forms or acquires an equity stake in any other Subsidiary, each Warrantor covenants and agrees to take all actions necessary to cause such other Subsidiary to enter into and become a party to this Agreement, as a “Group Company,” and a “Warrantor”.

6.12                        Access.  Between the date hereof and the Closing Date, the Warrantors shall permit the Purchaser, or any representative thereof, at their own expense, upon reasonable advance notice, during working hours to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies and (d) review such other information as the Purchaser reasonably requests, in such a manner so as not to unreasonably interfere with their normal operations.

6.13                        Restructuring and its Adjustment.  In respect of the Restructuring, subject to the terms and conditions of this Agreement, the Warrantors shall take, or cause to be taken, all actions contemplated under the Restructuring Agreement for each of them to take, and shall use their best efforts to cause to be done, all things necessary, proper or advisable under the Applicable Laws to consummate the Restructuring as soon as practicable.  The Company shall, and other Warrantors shall cause the Company to, use its best efforts to communicate with Hong Kong Stock Exchange and relevant Governmental Authority about the Restructuring and any matters under the Transaction Documents for the purpose of the initial public offering of the Company as soon as possible after the date of this Agreement.  If Hong Kong Stock Exchange or relevant Governmental Authorities have any comments, suggestions or requirements with respect to initial public offering of the Company, each Warrantor shall use its best efforts to adjust or change the Restructuring or the Transaction Documents (such adjustment or changes, the “Restructuring Adjustment”) to address and satisfy such comments, suggestions and requirements.

6.14                        Additional Covenants.

(a)                                 Proprietary Assets.  As soon as practicable after the Closing and in any event no later than the time limit required by the Purchaser, the Warrantors shall (i) take appropriate steps to protect, maintain and safeguard Proprietary Assets of the Group Companies material to the Principal Business, including without limitation, by submitting the application for trademark, software copyright and patent registration in connection with each mark, copyright and technology material to the Principal Business in the applicable jurisdiction where the Group Companies are carrying out or propose to carry out business; and (ii) obtain and maintain any and all licenses and authorizations required under the Applicable Laws for all patents, copyrighted materials, trademarks, service marks, logos, tradenames or any other contents that are used in the businesses of the Group Companies.  Without limiting the generality of the foregoing, the applicable Group Company shall duly obtain licenses to copyrights from (A) the Music Copyright Society of China as soon as practicable and in any event within three (3) months after the Closing and (B) copyright owners of relevant games that constitute top ten (10) sources of revenue of the Group Companies in the year 2017 as soon as practicable, in each case to the reasonable satisfaction of the Purchaser.

(b)                                 De-registration of Certain Entities.  As soon as possible after the Closing, the Warrantors shall complete the de-registration or other disposal of Guangzhou Douyu Internet Technology Co., Ltd. (广州斗鱼网络科技有限公司), Shenzhen Baiju Internet Technology Co, Ltd. (深圳白驹网络科技有限公司) and Wuhan Yuqu Internet Technology Co., Ltd. (武汉鱼趣网络科技有限公司) (each an “External Company”) or otherwise dispose of any of the External Companies and their assets, properties, income, earnings and liabilities to the reasonable satisfaction of the Purchaser; provided that if there is any requirement on the de-registration or other disposal of any External Company for the purpose of initial public offering of the Company or the request of the Purchaser, the Warrantors shall promptly take action and complete such de-registration or other disposal as required or requested; provided further that the Warrantors shall procure that any disposal of any of the External Companies and their respective assets, properties, income, earnings and liabilities shall obtain the prior written consent of the Purchaser.  Documentation evidencing completion of the foregoing shall be delivered to the Purchaser promptly upon such completion.

(c)                                  Registered Address; Branches and Subsidiaries.  As soon as practicable and in any event within three (3) months after the Closing, each of the Domestic Company I, Wuhan Xiaoyu Chuhai Internet Technology Co., Ltd. (武汉小鱼出海网络科技有限公司) and Wuhan Yuleyou Internet Technology Co., Ltd. (武汉鱼乐游网络科技有限公司 shall change its registered address to the actual office premises where it operates its business and/or register subsidiary(ies) or branch(es) at such premises in accordance with Applicable Laws.

(d)                                 Filing of Leases.  As soon as practicable and in any event within three (3) months after the Closing, each of the PRC Companies shall file its leases with the competent Governmental Authority in the PRC in accordance with Applicable Laws.

(e)                                  Employee Matters.  The PRC Companies shall comply with all Applicable Laws with respect to labor and employment, including without limitation, Applicable Laws pertaining to welfare funds, social benefits, medical benefits, insurance, social insurances, housing fund, retirement benefits, and pensions.  Each of the PRC Companies shall use its reasonable best efforts to timely pay all the social insurance, housing funds, welfare funds, medical benefits, retirement benefits, pensions or other insurance and benefits for all of its employees, in accordance with, and to the extent required by the Applicable Laws.

SECTION 7

CONDITIONS TO COMPANY’S OBLIGATIONS AT THE CLOSING

The obligations of the Company under this Agreement at the Closing are subject to the fulfillment, to its satisfaction, or waiver by the Company, at or before the Closing, of the following conditions:

7.1                               Representations and Warranties True and Correct.  The representations and warranties of the Purchaser contained in Section 4 shall be true and correct when made, and shall be true and correct as of the date of the Closing, with the same force and effect as if they had been made on and as of such dates, subject to changes contemplated by this Agreement.

7.2                               Performance of Obligations.  The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

7.3                               Consents and Waivers.  The Purchaser shall have obtained any and all consents and waivers necessary for consummation of the transactions contemplated by this Agreement, including, but not limited to, all permits, authorizations, approvals, consents or permits of any Governmental Authority or regulatory body.

SECTION 8

CONDITIONS TO THE PURCHASER’S OBLIGATIONS AT THE CLOSING

The obligations of the Purchaser under this Agreement at the Closing are subject to the fulfillment, to its satisfaction, or waiver by the Purchaser, at or before the Closing, of the following conditions:

8.1                               Representations and Warranties True and Correct.  The representations and warranties of the Warrantors contained in Section 5 shall be true and correct when made, and shall be true and correct as of the date of the Closing with the same force and effect as if they had been made on and as of such date, subject to changes contemplated by this Agreement.

8.2                               Performance of Obligations.  Each of the Warrantors shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

8.3                               Legal Compliance.  The Group Companies, the Founders and the FounderCos shall have satisfied any applicable legal requirements including, without limitation, compliance with applicable PRC laws.

8.4                               Proceedings and Documents.  All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions, including the other Transaction Documents and the transactions contemplated thereby, to be passed, executed and/or delivered by the Group Companies and the FounderCos shall be satisfactory in substance and form to the Purchaser, and the Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

8.5                               No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing.

8.6                               Approvals, Consents and Waivers.  Each Warrantor shall have obtained any and all approvals, consents and waivers necessary for consummation of the sale and purchase of the Series E Shares as contemplated hereby, including, but not limited to, (i) all permits, authorizations, approvals, consents or permits of any Governmental Authority or regulatory body, and (ii) the waiver by the existing shareholders of the Company of any anti-dilution rights, rights of first refusal, preemptive rights and all similar rights in connection with the issuance of the Series E Shares at the Closing.

8.7                               Due Diligence.  The Purchaser shall have completed its due diligence investigation of the Group Companies to its reasonable satisfaction.

8.8                               Compliance Certificate.  At the Closing, each Warrantor shall deliver to the Purchaser certificates, dated as of the date of the Closing, certifying that the conditions specified in Sections 8.1 to 8.6 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Group Companies since the date of this Agreement.

8.9                               Register of Members.  The Purchaser shall have received a copy of the Company’s register of members, certified by the registered agent of the Company as true and complete as of the date of the Closing, updated to show the Purchaser as the holder of the Series E Shares as of the Closing.

8.10                        Adoption of Articles of Association.  The Articles of Association shall have been duly adopted by the Company by all necessary action of the Board of Directors and/or the members of the Company, and such adoption shall become effective prior to the Closing with no alternation or amendment as of the Closing, and shall be duly filed with the Registrar of Companies of the Cayman Islands as soon as practicable after the Closing.

8.11                        Transaction Documents.  Each of the parties to the Shareholders Agreement and any other Transaction Documents, other than the Purchaser, shall have executed and delivered to the Purchaser the Shareholders Agreement and other Transaction Documents.

8.12                        Board of Directors.  The Board of Directors shall have consisted of eleven (11) members, six (6) of which shall have been appointed by the FounderCos, two (2) of which shall have been appointed by the holders of the Series E Shares (each a “Series E Director” and collectively the “Series E Directors”), one (1) of which shall have been appointed by Offshore Sequoia, one (1) of which shall have been appointed by Fenghuang Fuju and one (1) of which shall have been appointed by Cai SPV.  The Purchaser shall have received a copy of the Company’s updated register of directors, certified by the registered agent of the Company as true and complete as of the date of the Closing.

8.13                        Director Indemnification Agreement.  The Company shall have duly executed and delivered to the Purchaser a director indemnification agreement (the “Director Indemnification Agreement”) with respect to the appointment of each Series E Director nominated by the Purchaser at the Closing in form and substance satisfactory to the Purchaser.

8.14                        Employment Agreement; Confidentiality and Intellectual Property Rights Assignment Agreement; Non-Compete and Non-Solicitation Agreement.  Each of the Founders and Key Employees shall have entered into a standard form employment agreement, a confidentiality and intellectual property rights assignment agreement, and a non-compete and non-solicitation agreement, or an employment agreement containing provisions of confidentiality, intellectual property rights assignment, non-compete and non-solicitation obligations of the employee in form and substance satisfactory to the Purchaser.  The restrictions of the non-competition and non-solicitation under the aforesaid agreement(s) shall cover a period of the employment of such Founder or Key Employee as well as two-year period following their respective termination of relevant employment.

8.15                        Approval of Investment.  The internal governance body of the Purchaser shall have approved the purchase of the Series E Shares contemplated hereunder.

8.16                        Business Plan and Budget.  The Company shall have delivered to the Purchaser the business plan for 2018 and 2019 including the detailed plan for operating current business by the Group Companies and the strategy for operating new business in form and substance satisfactory to the Purchaser.

8.17                        Opinion of Counsel.  The Purchaser shall have received from Cayman Islands and PRC counsels to the Group Companies legal opinions addressed to the Purchaser, dated as of the Closing Date, in form and substance reasonably satisfactory to the Purchaser.

8.18                        Completion of Restructuring.  The Restructuring shall have been duly completed (including completion of any relevant filing or registrations required by Applicable Laws to perfect the matters set forth in the Control Documents) in a manner satisfactory to the Purchaser.

8.19                        Compliance with SAFE Rules and Regulations.  Each Company Security Holder shall have complied with the SAFE Rules and Regulations and fully completed their registration and reporting obligations thereunder with respect to their direct or indirect holding of Equity Securities in the Group Companies prior to the Closing, including the initial registrations according to SAFE Rules and Regulations, and evidence thereof in form and substance satisfactory to the Purchaser shall have been delivered to the Purchaser.

8.20                        Incorporation of WFOE.  The WFOE shall have been duly established and received its Certificate of Approval and Enterprise Legal Person Business License from the relevant Governmental Authority in accordance with applicable Laws of the PRC prior to the Closing, and the necessary documents evidencing such establishment shall have been delivered to the Purchaser prior to the Closing.

8.21                        Execution of Deed of Adherence.  The Deed of Adherence shall have been duly executed and delivered by WFOE to the Purchaser prior to the Closing.

8.22                        Business Cooperation.  The business cooperation agreement between Tencent or any of its Affiliates and the Company or any of its Affiliates shall have been duly executed.

8.23                        Update of License and Permit.  The applicable Group Company shall have (i) duly completed the filing of the change of its corporate particulars required to be filed by Applicable Law and Governmental Authorities in connection with its Permit for Value-Added Telecommunication Service (增值电信业务经营许可证, the “ICP License”) and duly completed the annual inspection of such ICP License and update thereto in respect of items (including without limitation domain names) necessary to carry out its business with the competent Governmental Authority; and (ii) updated its Permit for Internet Culture Business (网络文化经营许可证) to reflect its latest corporate particulars documented in such Permit with the competent Governmental Authority.  Documentation evidencing completion of the foregoing shall have been delivered to the Purchaser to its reasonable satisfaction.

8.24                        Transfer of Domain Name.  The domain names registered in the name of the Persons other than the Group Companies disclosed in Section 5.13(b) of the Disclosure Schedule shall have been duly transferred to the applicable Group Company without consideration and documentation evidencing completion of the foregoing shall have been delivered to the Purchaser to its reasonable satisfaction.

8.25                        Termination of Prior Financing Documents.  Each of the Prior Financing Documents shall have been duly terminated without any recourse against any Warrantor effective as of the Closing, in a form reasonably satisfactory to the Purchaser.

8.26                        Action in Concert.  Founder I and Founder II shall have entered into an Agreement of Action in Concert in form and substance reasonably satisfactory to the Purchaser.

SECTION 9

INDEMNITY

9.1                               Indemnification.  To the fullest extent permitted by Applicable Laws, each Warrantor, jointly and severally (other than Section 9.1(f)), covenants and agrees to indemnify and hold harmless the Purchaser and its affiliates, limited partners, members, shareholders, employees, agents and representatives (each an “Indemnified Person”), from and against any and all losses, claims, Actions, damages, Liabilities and expenses (joint or several), including attorneys’ fees and disbursements and all other expenses incurred in investigating, preparing, compromising or defending against any such litigation, commenced or threatened, or any claim whatsoever and all amounts paid in settlement of any such claim or litigation, to which any of the Indemnified Persons may become subject (“Losses”), as incurred, insofar as such Losses arise out of or are based upon:

(a)                                 any inaccuracy in or breach of any representations or warranties made by the Warrantors in this Agreement or any other Transaction Document;

(b)                                 any failure of any Warrantor to perform any of its obligations under, or comply with any provisions of, this Agreement or any other Transaction Document;

(c)                                  any delay in payment or underpayment of, or any failure to pay, welfare funds, social benefits, medical benefits, social insurance, housing funds, retirement benefits, pensions or the like on or before the Closing;

(d)                                 any Loss attributable to any failure of any Warrantor to comply with Applicable Laws or obtain any governmental approval, license or permit necessary to carry out the business of the Group Companies on or prior to the Closing Date;

(e)                                  any Loss attributable to (i) any Taxes (or the non-payment thereof) of any Group Company for all taxable periods ending on or before the Closing and the portion through the end of the Closing for any taxable period that includes (but does not end on) the Closing, and (ii) all Liability for any Taxes of any other person imposed by any Governmental Authority or instrumentality on any Group Company as a transferee, successor, or withholding agent in connection with an event or transaction occurring before the Closing; provided that the Warrantors shall not be liable for the Loss arising as a result of (i) a provision or reserve in respect of the Liability made in the Financial Statements being insufficient by reason of any increase in tax rates announced after the Closing with retrospective effect, and (ii) any law applicable to such Group Company, which comes into force after the Closing with retroactive effect;

(f)                                   any Loss attributable to any additional Taxes caused by the Tax base loss (the “Tax Base Loss”) if (i) after the completion of the Restructuring, the Purchaser or any of its Affiliates disposes or transfers its shares in the Company or is deemed to have disposed or transferred its shares under the PRC Tax Applicable Laws or by the PRC Tax Governmental Authority and (ii) the Purchaser or any of its Affiliates is subject to any PRC Taxes on the capital gain, whether realized or deemed to be realized by the PRC Tax Governmental Authority, from such share disposal or transfer (the Parties agree that (A) the Tax Base Loss would result from the loss of the opportunity of counting Linzhi’s original investment cost in Domestic Company I into the tax base of the disposal of the Shares by the Purchaser or its Affiliate, (B) the amount of the additional Tax resulting from the Tax Base Loss that the Company shall indemnify the Purchaser and its Affiliates shall equal to 10% of the original investment cost of Linzhi in Domestic Company I, and (C) the payment of the indemnity amount by the Warrantors to the Purchaser under this Section 9.1(f) shall occur as promptly as practicable following the relevant share disposal or transfer); provided that only the Group Companies jointly and severally covenant and agree to indemnify and hold harmless the Indemnified Persons from any Losses caused by this Section 9.1(f); provided further that the indemnification under this Section 9.1(f) shall terminate upon the closing of the Qualified IPO.

If and to the extent that such indemnification is unenforceable for any reason, each Warrantor will make the maximum contribution to the payment and satisfaction of the indemnified liabilities permissible under Applicable Law.  The representations and warranties set forth in Section 5 are not extinguished or affected by an investigation made by or on behalf of an Indemnified Party into the affairs of any Group Company or by any other event or matter.  In no event shall Warrantors be obligated to indemnify an Indemnified Person for Losses resulting directly and solely from the gross negligence or willful misconduct of such Indemnified Person.

9.2                               Procedure.  Each Indemnified Person will notify each Warrantor in writing of any action against such Indemnified Person in respect of which any Warrantor is or may be obligated to provide indemnification hereunder promptly after the receipt of notice or knowledge of the commencement thereof.  The failure of any Indemnified Person to notify any Warrantor shall not relieve such Warrantor from any Liability which it may have to such Indemnified Person under this Section 9.2 or otherwise unless the failure to so notify results in the forfeiture by such Warrantor of substantial rights and defenses and will not in any event relieve such Warrantor from any obligations other than the indemnification provided for herein.  Each Warrantor will have the right to participate in, and, to the extent the indemnifying Party so desires, to assume the defense thereof, with counsel reasonably satisfactory to the Indemnified Person.  However, the Indemnified Person will have the right to retain separate counsel and to participate in the defense thereof, with the reasonable documented fees and expenses of such counsel to be paid by the Warrantors if representation of such Indemnified Person by the counsel retained by the Warrantors would be, in the Indemnified Person’s view, inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding.  The Warrantors will be responsible for the expenses of such defense even if the indemnifying Party does not elect to assume such defense.  None of the Warrantors may, except with the consent of the Indemnified Person, consent to the entry of any judgment or enter into any settlement which does not include as a term thereof the unconditional release of the Indemnified Person of all Liability in respect of such claim or litigation.

9.3                               Indemnification Non-Exclusive.  The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common-law remedy any Party or Indemnified Person may otherwise have.

9.4                               Restrictions on Indemnification.  The amount of indemnification liability of any Founder or his FounderCo under this Section 9 to all Indemnified Persons shall be limited to the value of all the Shares then held by such Founder or his FounderCo; provided that in the event of (x) any intentional or willful misconduct by any Founder or his FounderCo, or (y) the incurrence of criminal liability under any applicable jurisdiction by any Founder or FounderCo, the aforesaid limitations shall not apply.  For the avoidance of doubt, such Founder or FounderCo is entitled to choose the following ways to perform and assume its indemnification liabilities: (i) payment by cash, (ii) transfer of Shares held by it, or (iii) other ways permitted by Applicable Laws.

SECTION 10

MISCELLANEOUS

10.1                        Governing Law.  This Agreement shall be governed by and construed exclusively in accordance the internal laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than Hong Kong to the rights and duties of the parties hereunder.

10.2                        Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto whose rights or obligations hereunder are affected by such amendments.  This Agreement and the rights and obligations herein may not be assigned by any party without the written consent of all other parties, provided that the Purchaser may assign any or all of its rights and obligations herein to a Person designated by the Purchaser prior to the Closing.

10.3                        Entire Agreement.  The Transaction Documents and the schedules and exhibits thereto, which are hereby expressly incorporated herein by this reference constitute the entire understanding and agreement between the parties with regard to the subjects hereof and thereof; provided, however, that nothing in this Agreement or any other Transaction Document shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements contained in any written agreements or instruments executed by the parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.4                        Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule D hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule D; or (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule D with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.  A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.4 by giving, the other party written notice of the new address in the manner set forth above.

10.5                        Amendments and Waivers.  Any term of this Agreement may be amended only with the written consent of all Parties hereto.

10.6                        Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such former party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.

10.7                        Interpretation; Titles and Subtitles.  This Agreement shall be construed according to its fair language.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.  Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

10.8                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument and this Agreement shall only take effect upon the execution by each of the Parties hereto.

10.9                        Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties.  In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

10.10                 Confidentiality and Non-Disclosure.

(a)                                 Disclosure of Terms.  The terms and conditions of the Transaction Documents and all exhibits and schedules attached hereto and thereto (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

(b)                                 Permitted Disclosures.  Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys on a need-to-know basis, in each case only where such persons or entities are under appropriate nondisclosure obligations.

(c)                                  Legally Compelled Disclosure.  In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any Transaction Document or any of the exhibits and schedules attached hereto or thereto, or any of the Financing Terms hereof in contravention of the provisions of this Section 10.10, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(d)                                 Other Information.  The provisions of this Section 10.10 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

10.11                 Further Assurances.  Each Party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

10.12                 Dispute Resolution.  Any controversy or claim (each a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of either party to the dispute with notice (the “Arbitration Notice”) to the other.  The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force at the time when the Arbitration Notice is submitted.  There shall be three (3) arbitrators.  The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration (the “Selection Period”).  Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list.  The chairman of the HKIAC shall select the third arbitrator.  If either party to the arbitration fails to appoint an arbitrator with the Selection Period, the relevant appointment shall be made by the chairman of the HKIAC.  The arbitral proceedings shall be conducted in English.  To the extent that the HKIAC Rules are in conflict with the provisions of this Section 10.12, including the provisions concerning the appointment of the arbitrators, this Section 10.12 shall prevail.  Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.  The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.  Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.  During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

10.13                 Expenses.  The Warrantors shall pay all of their own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.  The Company shall reimburse the Purchaser for all out-of-pocket documented legal, professional and other third-party fees, costs and expenses incurred by the Purchaser in connection with the conduct of its industry, legal and financial due diligence and its negotiation, preparation, execution and completion of this Agreement and any other Transaction Documents hereunder and thereunder up to a maximum of US$500,000.  The Company shall reimburse the Purchaser pursuant to this Section 10.13 within ten (10) Business Days after receiving the reimbursement request from the Purchaser.

10.14                 Termination.  This Agreement may be terminated by the Purchaser with respect to its own rights and obligations on or after June 30, 2018, by written notice to each of the other Parties, if the Closing has not occurred on or prior to such date.  Such termination shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or Applicable Law.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

COMPANY:

DouYu International Holdings Limited

/s/ CHEN Shaojie

BVI SUBSIDIARY:

DouYu Network Inc.

/s/ CHEN Shaojie

HONG KONG SUBSIDIARY:

Douyu Hongkong Limited
鬥魚(香港)有限公司

/s/ CHEN Shaojie

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PRC COMPANIES:

Wuhan Douyu Internet Technology Co., Ltd. (武汉斗鱼网络科技有限公司)

By:	/s/ CHEN Shaojie

/s/ Seal of Wuhan Douyu Internet Technology Co., Ltd.

Wuhan Ouyue Online TV Co., Ltd. (武汉瓯越网视有限公司)

By:	/s/ CHEN Shaojie

/s/ Seal of Wuhan Ouyue Online TV Co., Ltd.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FOUNDERCOS:

Warrior Ace Holding Limited

By:	/s/ CHEN Shaojie
Name: CHEN Shaojie (陈少杰)
Title: Director

FOUNDERS:

By:	/s/ CHEN Shaojie
CHEN Shaojie (陈少杰)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

FOUNDERCOS:

Starry Zone Investments Limited

By:	/s/ ZHANG Wenming
Name: ZHANG Wenming (张文明)
Title: Director

FOUNDERS:

/s/ ZHANG Wenming
ZHANG Wenming (张文明)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PRC COMPANIES:

Wuhan Yuxing Tianxia Culture Media Co., Ltd. (武汉鱼行天下文化传媒有限公司) /s/ Seal of Wuhan Yuxing Tianxia Culture Media Co., Ltd.	Wuhan Yu Leyou Internet Technology Co., Ltd. (武汉鱼乐游网络科技有限公司) /s/ Seal of Wuhan Yu Leyou Internet Technology Co., Ltd.

/s/ CHENG Chao	/s/ CHENG Chao
Name: CHENG Chao	Name: CHENG Chao
Title: Authorized Signatory	Title: Authorized Signatory

Wuhan Yuyin Raoliang Culture Media Co., Ltd. (武汉鱼音绕梁文化传媒有限公司)	Wuhan Douyu Education Consulting Co., Ltd. (武汉斗鱼教育咨询有限公司)
/s/ Seal of Wuhan Yuyin Raoliang Culture Media Co., Ltd.	/s/ Seal of Wuhan Douyu Education Consulting Co., Ltd.

/s/ CHENG Chao	/s/ CHENG Chao
Name: CHENG Chao	Name: CHENG Chao
Title: Authorized Signatory	Title: Authorized Signatory

Wuhan Yuwan Culture Media Co., Ltd. (武汉鱼玩文化传媒有限公司)	Wuhan Xiaoyu Chuhai Internet Technology Co., Ltd. (武汉小鱼出海网络科技有限公司)
/s/ Seal of Wuhan Yuwan Culture Media Co., Ltd.	/s/ Seal of Wuhan Xiaoyu Chuhai Internet Technology Co., Ltd.

/s/ CHENG Chao
Name: CHENG Chao
Title: Authorized Signatory

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

INVESTOR:

Nectarine Investment Limited

By:	/s/ MA Huateng
Name: MA Huateng
Title: Director

SIGNATURE PAGE TO
SERIES E PREFERRED SHARE PURCHASE AGREEMENT